Tuesday, April 28, 2009

Press Release

Source:	Farmers National Banc Corp. Frank L. Paden, President 20 South Broad St. P.O. Box 555 Canfield, OH 44406 330-533-3341 330-533-0451 (FAX) Email: exec@fnbcanfield.com

FARMERS NATIONAL BANC CORP. REPORTS EARNINGS FOR THE FIRST QUARTER 2009

•	Corporation completes the purchase of Butler Wick Trust Company on March 31, 2009.

•	Net Interest income increases $1.849 million or 31.7% from the same quarter in 2008.

•	Total assets grow 13% over the last twelve months.

•	Net loan growth continues, increasing by 12.8% from last year.

•	Non-performing assets represent 1.02% of total assets.

CANFIELD, Ohio (April 28, 2009) — Farmers National Banc Corp (OTCBB: FMNB), today reported consolidated net income for the quarter ended March 31, 2009 of $1.684 million, or $0.13 per share, compared to $1.408 million, or $0.11 per share in the preceding quarter and $1.724 million, or $0.13 per share earned the same three month period ended March 31, 2008. Annualized return on average equity and average assets for the first quarter of 2009 was 8.77% and .76%, respectively. This compares to 9.29% and .85% for the same period in 2008.

“We are pleased with the performance recorded for this first quarter of 2009,” stated Frank L. Paden, President & CEO. “Our business model continues to gain momentum following another quarter of strong organic growth. Excluding the one time merger related expenses, our net income for the quarter would have been one of the better performing quarters in the past few years. Despite this challenging economic environment, our management team set some aggressive plans for 2009 and continues to remain focused on executing our business plan. Our challenges for the future quarters have to deal with finding ways to minimize the impact of the anticipated special assessment for FDIC insurance premium; be proactive in managing asset quality issues; and continue to develop relationships to grow our core business lines. Lastly, we look forward to fully integrating Farmers Trust Company into our Corporation to better differentiate our community bank from the competition.”

The company’s total assets recorded at March 31, 2009 were $939.360 million an increase of 13% over $831.477 million in total assets recorded at this same time in 2008. On March 31, 2009, net loans were $563.660 million compared to $499.828 million in March 2008, representing a 12.8% increase. Total deposits at March 31, 2009 were $675.602 million, a 6.8% increase from $632.350 million recorded at March 31, 2008.

Net Interest Income -— for the first quarter of 2009, net interest income increased $1.849 million, or 31.7%, from the same three-month period in 2008. The increase was attributable to a higher net interest margin. Throughout 2008 and the beginning of 2009, the net interest margin increased due to the balance sheet being positioned to benefit from the declining interest rate environment, which produced a greater decrease in the cost of funds than the yield on earning assets. As a result, the annualized net interest margin, on a fully taxable equivalent basis was 3.90% for the three months ended March 31, 2009, compared to 3.33% for the same period the prior year.

Non-Interest Income -— Non-interest income was $1.118 million in the first quarter of 2009, compared to $1.395 million in the first quarter of 2008. There was not any one category that caused this $277 thousand decrease. It was a combination of lower fee income and commissions.

Operating Expenses -— Non-interest expenses totaled $6.256 million for the first quarter of 2009, which compares to $5.006 million for the first quarter of 2008. This quarter’s results include $455 thousand of merger-related expenses attributable to the Corporation’s purchase of Butler Wick Trust Company from Butler Wick Corp. that closed on March 31, 2009. In addition, during this past quarter, we did experience additional expenses for legal services, collection expenses and increases in FDIC insurance premiums.

Asset Quality -— For the three months ended March 31, 2009, management provided $450 thousand to the allowance for loan losses, an increase of $340 thousand from the same period the prior year. The ratio of nonperforming loans to total loans increased from .46% at March 31, 2008 to 1.68% at March 31, 2009. As of March 31, 2009, total non-performing loans were $9.6 million, compared to $2.3 million at this same time in 2008. This increase in non-performing loans is primarily due to the classification of certain commercial real estate and land development loans that are in default according to the terms of the contract. On March 31, 2009, the ratio of the allowance for loan losses (ALLL) to non-performing loans was 61%, compared to 232% in March 2008. Based on the evaluation of the adequacy of the allowance for loan losses, management believes that the allowance for loan losses at March 31, 2009 was adequate and reflects probable incurred losses in the portfolio. As of March 31, 2009, the ALLL/total loan ratio was 1.02% compared to 1.08% at March 31, 2008. The reduction in this particular ratio is attributable to the increase in total loans outstanding, which increased approximately $64 million from March 2008 to March 2009. Increases in net loan losses are reflected in the increased loan loss provision expense made during the first quarter of 2009.

Equity – Total shareholder equity was $78.527 million as of March 31, 2009, compared to $75.789 million in March 2008. This represents a 3.6% increase. Shareholders received a $0.12 per share cash dividend on March 31, 2009. Book value increased from $5.79 per share in March 2008 to $5.89 per share on March 31, 2009.

Farmers National Banc Corp. is the bank holding company for the Farmers National Bank of Canfield and Farmers Trust Company. Farmers operates sixteen banking offices throughout Mahoning, Trumbull and Columbiana Counties and two trust offices located in Youngstown and Howland. The bank offers a wide range of banking and investment services to companies and individuals, and maintains a website at www.fnbcanfield.com.

This earnings announcement presents a brief analysis of the assets and liability structure of the Corporation and a brief discussion of the results of operations for each of the periods presented. Certain statements in this announcement that relate to Farmers National Banc Corp.’s plans, objectives, or future performance may be deemed to be forward-looking statements within the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Actual strategies and results in future periods may differ materially from those currently expected because of various risks and uncertainties.

Among the important factors that could cause actual results to differ materially are interest rates, changes in the mix of the company’s business, competitive pressures, general economic conditions and the risk factors detailed in the company’s other periodic reports and registration statements filed with the Securities and Exchange Commission.

Farmers National Banc Corp. and Subsidiaries
Consolidated Financial Highlights
(Amounts in thousands, except per share data)

Consolidated Statements of Income	For the Three Months Ended

	March 31, 2009	March 31, 2008
Total interest income	$11,994	$11,198
Total interest expense	4,311	5,364

Net interest income	7,683	5,834
Provision for loan losses	450	110
Other income	1,118	1,395
Other expense	6,256	5,006

Income before income taxes	2,095	2,113
Income taxes	411	389
Net income	$1,684	$1,724

Basic and diluted earnings per share	$0.13	$0.13
Cash dividends	1,588	2,078
Cash dividends per share	0.12	0.16
Book value per share	5.88	5.79

Consolidated Statements of Financial Condition	March 31, 2009	March 31, 2008
Assets
Cash and cash equivalents	$57,218	$52,571
Securities available for sale	270,970	241,152
Loans	569,495	505,285
Less allowance for loan losses	5,835	5,457

Net Loans	563,660	499,828
Other assets	47,512	37,926
Total Assets	$939,360	$831,477

Liabilities and Stockholders’ Equity
Deposits	$675,602	$632,350
Other interest-bearing liabilities	180,548	119,386
Other liabilities	4,753	3,952

Total liabilities	860,903	755,688
Stockholders’ Equity	78,457	75,789
Total Liabilities and Stockholders’ Equity	$939,360	$831,477

Period-end shares outstanding	13,338	13,093

Ratios
Return on Average Assets (Annualized)	0.76%	0.85%
Return on Average Equity (Annualized)	8.77	9.29
Efficiency Ratio (Year-to-date on a tax equivalent basis)	67.47	66.27
Capital to Asset Ratio	8.35	9.11
Dividends to Net Income (Year-to-date)	94.30	120.53
Net Loans to Assets	60.00	60.11
Loans to Deposits	84.29	79.91
Allowance for Loan Losses to Total Loans	1.02	1.08
Non-performing Loans to Total Loans	1.68	0.46

Unaudited